STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
RESTRICTED STOCK AWARD AGREEMENT
FRITS VAN PAASSCHEN
(GRANT DATED SEPTEMBER 24, 2007, PURSUANT TO THE
2004 LONG-TERM INCENTIVE COMPENSATION PLAN)
     Pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”) and that certain Employment Agreement between Participant and the Company, dated August 31, 2007 (with employment commencing September 24, 2007) (“Employment Agreement”), has granted to the individual (the “Participant”) named in the award notification (the “Award Notification”) as of the date set forth in the Award Notification (the “Grant Date”), a Restricted Stock Award (the “Award”) having a face value of $3,750,000, upon and subject to the restrictions, terms and conditions set forth in the Plan and below. References to employment by the Company in this Agreement shall include employment by a subsidiary to the maximum extent permissible under Section 409A of the Code. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1. Award Subject to Acceptance of Agreement. The Award shall be void unless the Participant accepts this Agreement by executing the Award Notification in the space provided.
2. Rights as a Stockholder.
     (a) Voting. During the Restriction Period (as defined in Section 4), the Participant shall have the right to vote the Restricted Stock.
     (b) Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Company’s Shares, such dividends and other distributions shall be paid in the same proportion on the Restricted Stock to the Company for the account of the Participant and paid to the Participant as and when such dividends are paid to holders of the Company’s Shares.
3. Custody of Certificates Representing Restricted Stock. The Company shall hold the certificate or certificates representing the Restricted Stock until the Award vests in accordance with Section 4.
4. Restriction Period and Vesting.
     (a) In General. The Award shall vest – (i) as set forth in the Award Notification, or (ii) earlier pursuant to subsection (b), (c) or (e) below. The period of time from the Grant Date until the Award vests is referred to as the “Restriction Period.” If portions of the Award vest at different times, the Restriction Period shall be determined separately for each such portion.

     (b) Disability or Death. If the Participant’s employment by the Company terminates by reason of Disability or death, the Restricted Stock shall become fully vested on the date of the Participant’s termination of employment.
     (c) Retirement. In the case of a Participant who is or becomes eligible for Retirement during the Restriction Period that would otherwise apply, 100% of the Award will immediately vest when the Participant completes the “Qualifying Service Period,” which is a period of continuous employment extending from the Grant Date until the later of – (i) 18 months after the Grant Date, or (ii) the first day the Participant is currently eligible for Retirement. If during the Restriction Period that would otherwise apply (i.e., without regard to this Section 4(c)) the Participant’s employment by the Company terminates by reason of Retirement, the Award will continue to vest unless Participant violates the terms of the non-compete and non-solicitation provisions contained in the Participant’s Employment Agreement, in which case the Participant shall forfeit automatically any unvested Restricted Stock. If the Participant dies prior to the vesting of the entire Award following termination of employment by reason of Retirement, the Award shall become fully vested on the date of death.
     (d) Other Termination. If the Participant’s employment by the Company terminates for any reason other than Disability, Retirement after completing the Qualifying Service Period or death, the Participant shall forfeit automatically the portion of the Award that is not vested as of the effective date of the Participant’s termination of employment and such portion shall be cancelled by the Company.
     (e) Change in Control. In the event of a Change in Control, the Award shall become immediately fully vested.
5. Additional Terms and Conditions.
     (a) Nontransferability of Award. Restricted Stock shall not be transferable except by will or the laws of descent and distribution.
     (b) Required Tax Payments and Withholding Shares. As a condition precedent to the delivery of any Shares at the expiration of the Restriction Period, all applicable federal, state, local or other taxes, domestic or foreign, (the “Required Tax Payments”) will be satisfied by the Company withholding Shares otherwise to be delivered to the Participant, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments; provided, Participant may instead pay to the Company all Required Tax Payments.
     (c) Compliance with Applicable Laws. If the listing, registration or qualification of the Restricted Stock upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary in connection with the vesting or delivery of Shares hereunder, the Restricted Stock shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery of any Shares upon the expiration of the Restriction Period, the Participant shall comply with all regulations and requirements of any applicable regulatory authority and shall execute any documents that the Company shall in its sole discretion deem necessary or advisable.
     (d) Delivery of Certificates. Upon the expiration of the Restriction Period and payment of the Required Tax Payments, the Company shall cause its designated broker to credit an account for Participant with the appropriate number of Shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.
     (e) Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance with the Plan. The Participant acknowledges receipt of a copy of the Plan.
6. Miscellaneous Provisions.
     (a) Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
     (b) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.
     (c) Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in White Plains, New York, Attention: Human Resources, and if to the Participant, to the address set forth for the Participant on the records of the Company or to the Participant’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) e-mail or other electronic transmission to the Participant, (d) mailing in the United States mails, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other electronic transmission to the Participant, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
     (d) Reform by Court or Severability. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
     (e) Section 409A. This Grant Agreement shall be interpreted and applied so that the Participant’s Restricted Stock Award will not be subject to Code Section 409A. If notwithstanding the preceding sentence, the Participant’s Restricted Stock or rights to payment of dividends and other distributions becomes subject to Code Section 409A, then the specified time of payment of the Restricted Stock, dividends and any other distributions for purposes of Code Section 409A shall be the calendar year in which the short-term deferral period expires with respect to whichever of these is at issue (but payment may be made by such later time as may be permitted by Code Section 409A under the circumstances). In addition, in this case, to the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. Also in this case, this Grant Agreement shall be interpreted and applied as if it contained any other provision that it is required to contain to achieve compliance with Code Section 409A in the least restrictive manner possible.
     (f) Governing Law. Subject to the next sentence, this Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of Maryland (or such other state as may apply under the Plan) without giving effect to conflicts of laws principles. However, the enforceability of the provisions of Section 4(c) shall be determined and governed by the laws of the State of New York without giving effect to conflicts of laws principles.
     (g) Personal Data. By accepting the Award, Participant has voluntarily consented to the collection, use, processing and transfer of personal data about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Plan (“Data”). Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan, including the transfer of data within and outside of the participant’s country of residence.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	Kenneth S. Siegel, Chief Administrator Officer and General Counsel

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